As Filed With the Securities and Exchange Commission on August 10, 2009

Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INVESTORS TITLE COMPANY
(Exact name of registrant as specified in its charter)

North Carolina	56-1110199
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
121 North Columbia Street Chapel Hill, North Carolina	27514
(Address of principal executive offices)	(Zip Code)

INVESTORS TITLE COMPANY
2009 STOCK APPRECIATION RIGHT PLAN
(Full title of the plan)

James A. Fine, Jr.
President, Chief Financial Officer and Treasurer
Investors Title Company
121 North Columbia Street
Chapel Hill, North Carolina 27514
(Name and address of agent for service)
919/968-2200
(Telephone number, including area code,
of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.
Large accelerated filer  □                                                                               Accelerated filer  ☑
Non-accelerated  filer   □                                                                       Smaller reporting company  □

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Amount of registration fee
Common Stock, no par value	250,000 shares (1)	$31.98 (2)	$446.12

_________________________

(1)
In accordance with Rule 416 of the Securities Act of 1933, as amended, this registration statement covers any additional securities offered or issued under the Investors Title Company 2009 Stock Appreciation Right Plan to prevent dilution from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933, as amended, and based on the average of the high and low prices for the Common Stock on August 4, 2009 as reported on The Nasdaq Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                  Plan Information.

           The information required by this Item 1 is omitted from this registration statement in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2.                  Registrant Information and Employee Plan Annual Information.

           The information required by this Item 2 is omitted from this registration statement in accordance with Rule 428(b)(1) of the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                  Incorporation of Documents by Reference.

The following documents have been filed by Investors Title Company (the “Company”) with the Securities and Exchange Commission (Commission file number 0-11774) and are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(b)
The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 and the Company’s Current Reports on Form 8-K as filed with the Commission on March 6, 2009 and May 26, 2009.

(c)
The description of Investors Title's common stock set forth under the heading  "Description of  Registrant's  Securities to be Registered" in its Form 10/A filed on August 18, 1997, and all amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.  The Company is not incorporating by reference any documents or portions thereof that are not considered to be “filed” with the SEC.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                  Description of Securities.

Not applicable.

Item 5.                  Interests of Named Experts and Counsel.

Not applicable.

Item 6.                  Indemnification of Directors and Officers.

The North Carolina Business Corporation Act (the “NCBCA”) contains provisions prescribing the extent to which directors and officers shall or may be indemnified against liabilities which they may incur in their capacities as such.  Under those provisions, whether indemnification is permitted or mandated depends upon several factors, including whether the action is brought by the corporation or by outsiders and whether the potential indemnitee is successful in his or her defense.  The statute is not exclusive of any other rights of indemnification under any bylaw, agreement, or vote of shareholders or disinterested directors or otherwise.

The Articles of Incorporation of the Company, as amended, provide that, to the fullest extent permitted by the NCBCA, no person who is serving or who has served as a director of the Company shall be personally liable to the Company or any of its shareholders for monetary damages for breach of his or her duty as a director.

The Company’s Amended and Restated Bylaws provide that each person who serves or has served as director of the Company shall have a right to be indemnified by the Company to the fullest extent permitted by law against (a) all expenses, including but not limited to attorneys’ fees, the costs of any investigation, experts and similar expenses incurred by him or her in connection with any threatened, pending, or completed civil, criminal, administrative, investigative, or arbitrative action, suit or proceeding (and any appeal therein), whether or not brought by or on behalf of the Company, seeking to hold him or her liable by reason of the fact that he or she is or was acting in such capacity, and (b) all payments made by him or her in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan), penalty, or settlement for which he may have become liable in any such action, suit or proceeding.

The North Carolina Business Corporation Act also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against liabilities which they may incur in such capacities.  The Company has purchased insurance to provide for indemnification of directors and officers.

Item 7.                  Exemption from Registration Claimed.

Not applicable.

Item 8.                  Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated herein by reference.

Item 9.                  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chapel Hill, State of North Carolina, on this 10th day of August, 2009.

INVESTORS TITLE COMPANY

By   /s/ James A. Fine, Jr.
James A. Fine, Jr.
President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ J. Allen Fine J. Allen Fine	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 10, 2009
/s/ James A. Fine Jr. James A. Fine, Jr.	President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	August 10, 2009
/s/ W. Morris Fine W. Morris Fine	Executive Vice President, Secretary and Director	August 10, 2009
/s/ David L. Francis David L. Francis	Director	August 10, 2009
/s/ Richard M. Hutson II Richard M. Hutson II	Director	August 10, 2009
/s/ James R. Morton James R. Morton	Director	August 10, 2009
/s/ A. Scott Parker III A. Scott Parker III	Director	August 10, 2009
/s/ H. Joe King, Jr. H. Joe King, Jr.	Director	August 10, 2009
/s/ R. Horace Johnson R. Horace Johnson	Director	August 10, 2009

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

EXHIBITS
Item 8

FORM S-8
REGISTRATION STATEMENT

INVESTORS TITLE COMPANY
Commission File Number 0-11774

EXHIBIT INDEX

Exhibit
Number                      Description

4.1	Articles of Incorporation, dated January 22, 1973, filed herewith

4.2	Articles of Amendment to the Articles of Incorporation, dated February 8, 1973, filed herewith

4.3	Articles of Amendment to Articles of Incorporation, dated May 14, 1987, filed herewith

4.4	Articles of Amendment to Articles of Incorporation, incorporated by reference to Exhibit 3(iii) to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, File No. 0-11774

4.5	Articles of Amendment to Articles of Incorporation, incorporated by reference to Exhibit 3(iv) to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, File No. 0-11774

4.6	Amended and Restated Bylaws, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K dated November 12, 2007, File No. 0-11774

4.7
Rights Agreement, dated as of November 12, 2002, between Investors Title Company and Central Carolina Bank, a division of National Bank of Commerce, incorporated by reference to Exhibit 1 to Form 8-A filed November 15, 2002, File No. 0-11774

4.8	Investors Title Company 2009 Stock Appreciation Right Plan, incorporated by reference to Appendix A to the Proxy Statement filed on April 17, 2009, File No. 0-11774

5	Opinion of K&L Gates LLP, filed herewith

23.1	Consent of Independent Registered Public Accounting Firm, filed herewith

23.2	Consent of K&L Gates LLP (contained in Exhibit 5), filed herewith